U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

DEMPSTER                           DALLAS                                 R.
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(Last)                             (First)                             (Middle)

                          8201 PETERS ROAD, SUITE 1000
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(Street)

FT. LAUDERDALE                      FL                                    33324
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(City)                            (State)                                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol
                    LOTTERY & WAGERING SOLUTIONS INC. (LWSL)

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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year
                                  FEBRUARY 2003

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [X] Director                              [X] 10% Owner
   [X] Officer (give title below)            [_] Other (specify below)
       CHIEF EXECUTIVE OFFICER
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7. Individual or Joint/Group Filing (Check applicable line)

[X] Form filed by one Reporting Person
[ ] Form filed by more than one Reporting Person
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Table I -- Non-Derivative Securities Acquired, Disposed of,
or Beneficially Owned
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
                                                                                                          6.
                                                        4.                           5.                   Owner-
                                                        Securities Acquired (A) or   Amount of            ship
                                           3.           Disposed of (D)              Securities           Form:     7.
                                           Transaction  (Instr. 3, 4 and 5)          Beneficially         Direct    Nature of
                              2.           Code         ---------------------------- Owned at End         (D) or    Indirect
1.                            Transaction  (Instr. 8)                   (A)          of Month             Indirect  Beneficial
Title of Security             Date         ------------    Amount       or    Price  (Instr. 3            (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code      V                (D)          and 4)               (Instr.4) (Instr. 4)
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
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COMMON STOCK                    2/3/03        P              12,419      A    $1.00   162,419(1)            I         (1)
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
(1) The shares of Common Stock were issued to Tilden Park Pty. Ltd., an entity controlled by Mr. Dempster, and does not include 100,000 currently exercisable options to purchase shares of Common Stock at $.50 per share.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction
 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                            (Over)
                                       SEC 1474 (3-00)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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

                                                                                                                   10.
                                                                                                          9.       Owner-
                                                                                                          Number   ship
                                                                                                          of       Form
                    2.                                                                                    Deriv-   of
                    Conver-                    5.                             7.                          ative    Deriv-   11.
                    sion                       Number of                      Title and Amount            Secur-   ative    Nature
                    or                         Derivative   6.                of Underlying      8.       ities    Secur-   of
                    Exer-             4.       Securities   Date              Securities         Price    Bene-    ity:     In-
                    cise     3.       Trans-   Acquired (A) Exercisable and   (Instr. 3 and 4)   of       ficially Direct   direct
                    Price    Trans-   action   or Disposed  Expiration Date   ----------------   Deriv-   Owned    (D) or   Bene-
1.                  of       action   Code     of(D)        (Month/Day/Year)             Amount  ative    at End   In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,   ----------------             or      Secur-   of       direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)     Date     Expira-             Number  ity      Month    (I)      ship
Security            Secur-   Day/     ------   ------------ Exer-    tion                of      (Instr.  (Instr.  (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)   cisable  Date     Title      Shares  5)       4)       4)       4)
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
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

Explanation of Responses:


   /s/ DALLAS R. DEMPSTER                                2/5/03
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**Signature of Reporting Person                           Date


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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